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                                                                    EXHIBIT 99.2


                        (LIFEPOINT HOSPITALS, INC. LOGO)


Contact:   Michael J. Culotta
           Senior Vice President and
           Chief Financial Officer
           (615) 372-8512

             LIFEPOINT HOSPITALS ANNOUNCES CONVERTIBLE DEBT OFFERING

BRENTWOOD, TENNESSEE (May 16, 2002) - LifePoint Hospitals, Inc. (NASDAQ: LPNT) announced today that, subject to market and other conditions, it intends to offer approximately $200 million of seven-year convertible subordinated notes. The notes will be convertible into shares of LifePoint Hospitals common stock. The offering will be made pursuant to an exemption from registration under the Securities Act of 1933. LifePoint Hospitals intends to use the net proceeds of this offering for general corporate purposes, which may include capital improvements on its existing facilities, repurchases of its 10 3/4% senior subordinated notes and for working capital.

This press release does not constitute an offer to sell nor an offer to buy securities. The offering is being made only to qualified institutional buyers and persons outside the United States. The convertible notes being offered and the shares of common stock issuable upon conversion of the convertible notes have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

LifePoint Hospitals, Inc. operates 23 hospitals in non-urban areas. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 7,000 employees.

The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including, without limitation, (i) whether market conditions or other circumstances, enable LifePoint to complete the proposed offering of convertible notes, and (ii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.